EXHIBIT 11.2


CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE--BASIC
FISCAL YEARS ENDED FEBRUARY 1, 2003, FEBRUARY 2, 2002
AND FEBRUARY 3, 2001

                                2002        2001          2000
                          ------------  -------------  -------------
Common shares outstanding
 at beginning of
 fiscal period             18,201,743     17,885,645     17,791,450

Shares issued during
 the period -
 weighted average              76,709        194,810         36,813

Less:  Treasury stock -
 weighted average         (10,238,303)   (10,239,843)    (9,967,217)
                         -------------  -------------  -------------
Weighted average number
 of common and common
 equivalent shares          8,040,149      7,840,612      7,861,046
                         =============  =============  =============
Net earnings (loss)
 applicable to common
 shares:
  From continuing
   operations            $  7,633,682   $  7,022,337   $ 15,837,772
  Cumulative effect of
   change in accounting
   principle                        -              -    (10,219,121)
  From discontinued
   operations              (1,093,844)      (481,692)    (5,089,045)
                         -------------  -------------  -------------
     Net earnings        $  6,539,838   $  6,540,645   $    529,606
                         =============  =============  =============
Earnings (loss) per
 common share:
  From continuing
   operations            $       0.95   $       0.90   $       2.02
  Cumulative effect of
   change in accounting
   principle                        -              -          (1.30)
  From discontinued
   operations                   (0.14)         (0.06)         (0.65)
                         -------------  -------------  -------------
     Net earnings        $       0.81   $       0.84   $       0.07
                         =============  =============  =============